Shareholder Meeting

On September 18, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:
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Proposal No.1
1. The eleven persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify:

Nominee For Withheld Total
James C. Swain                  4,961,787.664   135,798.965     5,097,586.629
Bridget A. Macaskill            4,963,949.951   133,636.678     5,097,586.629
William L. Armstrong            4,961,825.449   135,761.180     5,097,586.629
Robert G. Avis                  4,933,040.422   164,546.207     5,097,586.629
George C. Bowen                 4,963,949.951   133,636.678     5,097,586.629
Edward L. Cameron               4,963,949.951   133,636.678     5,097,586.629
Jon S. Fossel                   4,963,494.645   134,091.984     5,097,586.629
Sam Freedman                    4,956,593.939   140,992.690     5,097,586.629
C. Howard Kast                  4,912,558.761   185,027.868     5,097,586.629
Robert M. Kirchner              4,941,328.971   156,257.658     5,097,586.629
F. William Marshall             4,962,728.565   134,858.064     5,097,586.629
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Broker
For     Against Abstain Non-Votes Total
Proposal No. 2
2(a). Eliminate the Fund's fundamental investment policy on investing in oil, gas or other mineral exploration or development programs:
3,906,070.076     617,470.134    300,081.418     273,965.00      5,097,586.628
2(b). Eliminate the Fund's fundamental investment policy on purchasing securities on margin:
3,755,360.860     763,787.490    304,473.280     273,965.00      5,097,586.630
2(c). Eliminate the Fund's fundamental investment policy on making short sales:
3,552,042.562     935,328.830    336,250.238     273,965.00      5,097,586.630
2(d). Eliminate the Fund's fundamental investment policy on purchasing securities of issuers in which officers or trustees have an interest:
3,655,096.998     848,345.031    320,179.601     273,965.00      5,097,586.630
2(e). Eliminate the Fund's fundamental investment policy on investing in a company for the purpose of exercising control:
3,660,722.893     864,272.727    298,626.008     273,965.00      5,097,586.628
2(f). Amend the Fund's fundamental investment policy regarding industry concentration:
3,808,682.878     632,166.224    382,772.526     273,965.00      5,097,586.628
2(g). Eliminate the Fund's fundamental investment policy on investing in other investment companies:
3,901,286.806     593,980.409    328,354.414     273,965.00      5,097,586.629
2(h). Amend the Fund's fundamental investment policy on borrowing:
3,756,392.999     711,131.030    356,097.600     273,965.00      5,097,586.629
2(i). Eliminate the Fund's fundamental investment policy on pledging, mortgaging or hypothecating assets:
3,451,662.277   1,001,288.792    370,670.559     273,965.00      5,097,586.628
2(j). Amend the Fund's fundamental investment policy on lending:
4,071,367.273     441,058.493    311,195.863     273,965.00      5,097,586.629
2(k). Amend the Fund's fundamental investment policy regarding diversification:
4,163,760.779     368,160.946    291,699.905     273,965.00      5,097,586.630

Proposal No. 3
3. Approval of authorization for the Fund's Trustees to adopt an Amended and Restated Declaration of Trust:
3,907,856.898     576,994.225    338,770.506     273,965.00      5,097,586.629

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